NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                          PROSPECTUS SUPPLEMENT NO. 17
                     (To Prospectus dated December 22, 2005)


This is a prospectus supplement to our prospectus dated December 22, 2005 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 15,786,256 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and options. On December 22, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and the prior prospectus supplements, and may not be delivered or utilized without the Prospectus and the prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is December 22, 2006.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2006
                                                  -----------------


                       Network-1 Security Solutions, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                       1-14896                11-3027591
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(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)


               445 Park Avenue, Suite 1028, New York, New York 10022
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (212) 829-5700


                                       N/A
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         (Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
================================================================================

Item 1.01   Entry into a Material Definitive Agreement
------------------------------------------------------

On December 20, 2006, the Registrant and David C. Kahn entered into an agreement (the "Agreement") pursuant to which Mr. Kahn agreed to continue to serve as Chief Financial Officer of the Registrant through December 31, 2008. In consideration for his services, Mr. Kahn will be compensated at the rate of $6,615 per month for the period through December 31, 2007 and $6,945 per month for the year ended December 31, 2008. Mr. Kahn was also issued a five year option (the "Option") to purchase 75,000 shares of the Registrant's common stock at an exercise price of $1.50 per share. The option vested 30,000 shares on the date of grant and the balance of 45,000 shares will vest on a quarterly basis in equal amounts of 5,625 shares beginning March 31, 2007 through December 31, 2008. Upon a "Change in Control" (as defined) all of the unvested shares underlying the Option shall become 100% vested and immediately exercisable.
The Agreement further provides that the Registrant may terminate the Agreement at any time for any reason. In the event Mr. Kahn's employment is terminated without "Good Cause" (as defined), he will be entitled to accelerated vesting of all unvested shares underlying the Option and the lesser of (i) six months base monthly compensation or (ii) the remaining balance of the monthly compensation payable through December 31, 2008.

Item 9.01   Financial Statements and Exhibits
---------------------------------------------

(c)         Exhibits

Exhibit Number     Description
--------------     -----------

10.1 Agreement, dated December 20, 2006, between the Registrant and David C. Kahn.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                       NETWORK-1 SECURITY SOLUTIONS, INC.



Dated: December 22, 2006           By: /S/ Corey M. Horowitz
                                       ---------------------------
                                       Name: Corey M. Horowitz
                                       Title: Chairman & Chief Executive Officer

                                 EXHIBIT INDEX
                                 -------------



Exhibit Number     Description
--------------     -----------

10.1 Agreement, dated December 20, 2006, between the Registrant and David C. Kahn.

                                                                    EXHIBIT 10.1
                                                                    ------------

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                           445 PARK AVENUE, SUITE 1028
                              NEW YORK, N.Y. 10022





                                December 20, 2006



Mr. David Kahn
380 Hempstead Avenue, Suite 5
West Hempstead, New York  10017

Dear David:

     On behalf of Network-1 Security Solutions, Inc. (the "Company"), this letter summarizes the terms upon which the Company will continue to retain your services as Chief Financial Officer of the Company.

     The Company has agreed to use your services through the year ending December 31, 2008. In consideration thereof, you shall receive the following compensation (the "Compensation"):

          (i) $6615 per month from January 1, 2007 through December 31, 2007;
     and

          (ii) $6945 per month from January 1, 2008 through December 31,
     2008.

            Subject to your execution of this letter agreement, the Company's Board of Directors has approved the issuance to you of options (the "Option") to purchase 75,000 shares of common stock, at an exercise price of $1.50 per share (equal the fair market value of the Company's Common Stock on the date of grant). The Option shall vest as follows: 30,000 shares underlying the Option shall vest immediately and the balance of 45,000 shares shall vest on a quarterly basis in equal amounts of 5,625 beginning March 31, 2007 through December 31, 2008. Notwithstanding the foregoing, upon a Change in Control of the Company (as defined below) all of the unvested shares underlying the Option shall become immediately exercisable and shall become one-hundred percent (100%) vested.

     For purposes of this letter agreement, a "Change in Control" shall mean, with respect to the Company, the occurrence of any of the following events:

     (i) the shareholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty pecent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation,
(ii) the shareholders of the Company approve a plan of complete liquidation of the Company, (iii) the Company consummates the sale or disposition of all or substantially all of its assets (other than to a subsidiary or subsidiaries) or
(iv) any other event deemed to constitute a "Change of Control" by the Board of Directors of the Company.

     As Chief Financial Officer of the Company you will continue to be responsible, among other things, for the maintenance of the books and records of the Company, the preparation of tax returns and financial statements for the Board of Directors of the Company and for required financial filings with the Securities and Exchange Commission including certifications required to be signed by you as Chief Financial Officer.

     You understand that your relationship with the Company will continue to be as an independent contractor and not as an employee. The Company may terminate this letter agreement and your services at any time for any reason. However, in the event your employment is terminated without "Good Cause" (as defined below), you shall be entitled to receive the accelerated vesting of all remaining unvested shares underlying the Option and the lesser of (i) six months month's Compensation or (ii) the remaining balance of the Compensation payable to you through December 31, 2008. A termination for "Good Cause" shall be defined as follows: (i) commission of an act constituting a felony or involving fraud, moral terpitude, theft or dishonesty which is not a felony and which materially adversely affects the Company or could reasonably be expected to materially adversely affect the Company, (ii) failure to perform your duties as Chief Financial Officer which, if curable, shall not have been cured with 10 days written notice from the Company, (iii) failure to follow the lawful directions of the Board of Directors of the Company, which, if curable, shall not have been cured within 10 days written notice from the Company, or (iv) your material breach of the terms of this letter agreement.

     It is a great pleasure to have you continue to serve Network-1 Security Solutions, Inc. I fully expect that you will continue to make a major contribution to the Company's success. Kindly execute below to confirm your agreement to the terms set forth herein.

                                      Sincerely,



                                      Corey M. Horowitz,
                                      Chairman and CEO



Agreed and Accepted:

-----------------------------
David C. Kahn, CPA



-----------------------------
Dated:  December 20, 2006